EXHIBIT 99.1
For release after 5 p.m. Wednesday, October 16, 2002

                   UNITRONIX APPOINTS DALE M. HENDRICK,
               PRESIDENT OF DALE M. HENDRICK AND ASSOCIATES,
                         TO BOARD OF DIRECTORS

PEABODY, MASSACHUSETTS - OCTOBER 16, 2002 - Unitronix Corporation (OTCBB: UTRX) today announced that the Company has appointed Dale M. Hendrick, President of Dale M. Hendrick and Associates of Toronto, a mining geological consulting firm, and formerly an executive officer and chief geologist for exploration of Kerr Addison Mines, Ltd., to Unitronix' Board of Directors.

Mr. Hendrick's extensive worldwide experience and contacts in the natural resource development industry will be of utmost importance to the successful execution of the plans for Unitronix and its subsidiaries in the geomatics and mineral exploration industries. Mr. Hendrick, who has over forty-five years of progressively more responsible experience in the natural resource exploration and development industry, joined Kerr Addison Mines, Ltd in 1964 and was chief geologist for exploration from 1973 to 1988. In 1989 he founded Dale M. Hendrick and Associates and since than has demonstrated an excellent track record providing technical and financial consulting services to senior and junior mining companies and institutional investors on a global basis. Among others, his clients have included Noranda Inc (NRD:NYSE,TSX), Kennecott Ltd., now part of Rio Tinto (RTP (ADR):NYSE,RIO.L), Falconbridge Ltd.(FL.TSX), Minefinders Corporation Ltd (MFL.TSX), and Agnico-Eagle Mines Inc. (AEM:NYSE,AGE.TSX). He is a past chairman of the Toronto Branch of the Canadian Institute of Mining, Metallurgy and Petroleum and was awarded a C.I.M. Fellowship in 1999. Mr. Hendrick, a Registered Professional Engineer in the Province of Ontario, was educated at Ottawa and Queen's Universities. He currently serves on the Board of Directors of Radisson Mining Resources, Inc. (RDS.TSX.V) and Gammon Lake Resources, Inc. (GAM.TSX)


ABOUT UNITRONIX CORPORATION

Unitronix Corporation is a software development and services company that is currently in transition from being a provider of material requirements planning
(MRP) software to being a provider of knowledge-based tools for the mineral exploration industry. Utilizing its in-house project management and software development experience and the services of several recognized scientists and geomatics experts, the Company has developed Geo-Sleuth, a computer-based mineral potential analysis tool. Unitronix formed two subsidiary corporations during its prior fiscal year whose charters are to use Geo-Sleuth to identify properties that the Company believes may merit eventual joint venture or sale.

FORWARD LOOKING STATEMENTS

This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate,"
"plan" and similar expressions are generally intended to identify forward-looking statements. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.
Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q.